EXECUTION COPY

STOCK PURCHASE AGREEMENT

by and among

McCORMICK & COMPANY, INCORPORATED
as the Purchaser,

ZATARAIN’S BRANDS, INC.

and

THE STOCKHOLDERS SET FORTH ON THE
STOCKHOLDER SIGNATURE PAGES ATTACHED HERETO.

May 7, 2003

TABLE OF CONTENTS

SECTION 1. THE CLOSING: PURCHASE AND SALE OF STOCK
1.1	Purchase and Sale
1.2	Purchase Price
1.3	The Closing
1.4	Payment of the Purchase Price
1.5	Purchase Price Adjustment
1.6	Sellers’ Representative

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
2.1	Organization, Corporate Power and Authorization
2.2	Binding Effect and Noncontravention
2.3	Broker Fees
2.4	Financial Ability
2.5	No Litigation
2.6	Investment
2.7	Accuracy on Closing Date
2.8	Acknowledgement by the Purchaser

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE SELLERS
3.1	Organization, Corporate Power and Authorization
3.2	Binding Effect and Noncontravention
3.3	Capital Stock
3.4	Broker Fees
3.5	Accuracy on Closing Date

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
4.1	Organization, Qualification, and Corporate Power
4.2	Approvals and Consents
4.3	Capitalization; Subsidiaries
4.4	Financial Statements
4.5	Events Subsequent to the Latest Balance Sheet
4.6	Title to Assets
4.7	Compliance With Laws
4.8	Tax Matters
4.9	Environmental Matters
4.10	Intellectual Property
4.11	Real Estate
4.12	Certain Litigation
4.13	Employee Benefits
4.14	Affiliate Transactions
4.15	Insurance
4.16	Employees

i

4.17	Contracts
4.18	Broker Fees
4.19	Books and Records
4.20	Accuracy on Closing Date
4.21	NO ADDITIONAL REPRESENTATIONS

SECTION 5. COVENANTS AND OTHER AGREEMENTS
5.1	General
5.2	Operation of Business
5.3	Access to Records
5.4	Notice of Developments
5.5	Public Announcements
5.6	Litigation Support
5.7	Transaction Expenses; Transfer Taxes
5.8	Further Assurances
5.9	Record Retention
5.10	Insurance
5.11	Employee Matters
5.12	HSR
5.13	No-Shop
5.14	Retention Bonus Amendments
5.15	Payment of Obligations
5.16	Tax Matters
5.17	Confidentiality
5.18	Termination of Certain Agreements

SECTION 6. SURVIVAL AND INDEMNIFICATION
6.1	Survival of Representations and Warranties
6.2	Indemnification Obligations of the Sellers
6.3	Indemnification Obligations of the Purchaser
6.4	Limitations on Indemnification
6.5	Indemnification Procedures
6.6	No Contribution

SECTION 7. CONDITIONS TO THE CLOSING
7.1	Conditions of the Purchaser’s Obligation
7.2	Conditions of the Sellers’ Obligation

SECTION 8. DEFINITIONS

SECTION 9. MISCELLANEOUS
9.1	Termination
9.2	Remedies
9.3	Confidentiality
9.4	Consent to Amendments
9.5	Successors and Assigns
9.6	Governing Law

9.7	Notices
9.8	Schedules and Exhibits
9.9	Counterparts
9.10	Time is of the Essence
9.11	No Third-Party Beneficiaries
9.12	Headings
9.13	Entire Agreement

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	—	Indemnity Escrow Agreement
Exhibit B	—	Adjustment Escrow Agreement
Exhibit C	—	Financial Statements
Exhibit D	—	Form of Opinion of Sellers’ counsel
Exhibit E	—	Form of Releases
Exhibit F	—	Form of Opinion of Purchaser’s counsel
Exhibit G	—	Confidentiality Agreement
Schedule A	—	Advertising and Promotional Services
Schedule B	—	Payment Obligations
Schedule C	—	Accrued Liabilities
Schedule D	—	Addresses of Sellers
Schedule E	—	Permitted Disclosures
Schedule F	—	Press Release

LIST OF DISCLOSURE SCHEDULES

Conflicts Schedule
Consents Schedule
Capitalization Schedule
Subsidiaries Schedule
Financial Statements Schedule
Developments Schedule
Assets Schedule
Compliance Schedule
Taxes Schedule
Environmental Matters Schedule
Intellectual Property Schedule
Real Estate Schedule
Litigation Schedule
Employee Benefits Schedule
Affiliate Transactions Schedule
Insurance Schedule
Employees Schedule
Contracts Schedule

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT is made as of May 7, 2003, by and among McCormick & Company, Incorporated, a Maryland corporation (the “Purchaser”), Zatarain’s Brands, Inc., a Delaware corporation (the “Company”), and the stockholders and warrant holders listed on the stockholder signature pages attached hereto (each a “Seller” and collectively, the “Sellers”).  The Purchaser, the Sellers and the Company are sometimes referred to collectively herein as the “Parties.”  Certain capitalized terms which are used herein are defined in Section 8 below.

WHEREAS, as of the date hereof, the Sellers collectively own 100% of the Outstanding Capital Stock of the Company (the “Zatarain Stock”);

WHEREAS, the parties desire to enter into this Agreement pursuant to which the Sellers agree to sell to the Purchaser and the Purchaser agrees to purchase from the Sellers all of the Zatarain Stock;

NOW, THEREFORE, in consideration of the premises and the mutual promises made herein, and in consideration of the representations, warranties, and covenants herein contained, the Parties hereby agree as follows:

SECTION 1.   THE CLOSING:  PURCHASE AND SALE OF STOCK.

1.1          Purchase and Sale.  At the Closing, subject to the terms and conditions set forth in Sections 7.1 and 7.2 below, as applicable, the Purchaser shall purchase from the Sellers and the Sellers shall sell, convey, assign, transfer, and deliver to the Purchaser, all of the Zatarain Stock.

1.2          Purchase Price.  The cash purchase price (the “Purchase Price”) for the Zatarain Stock shall consist of $180,000,000, to be paid by the Purchaser as described in Section 1.4 below, as adjusted, if at all, pursuant to Section 1.5 below.

1.3          The Closing.  The closing of the purchase and sale of the Zatarain Stock (the “Sale”), and the transactions relating thereto (collectively, the “Closing”) shall take place at the offices of Kirkland & Ellis, 153 East 53rd Street, New York, New York (or at such other location as the Parties may agree), commencing at 10:00 a.m. local time on June 2, 2003 or, subject to Section 9.1 below, on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties shall take at the Closing itself).  The date and time of the closing are referred to as the “Closing Date.”

1.4          Payment of the Purchase Price.  At the Closing, subject to the satisfaction or waiver of each of the conditions specified in Sections 7.1 and 7.2 below:

(a)           The Purchaser shall pay $3,600,000 (the “Indemnity Escrow Fund”) by wire transfer of immediately available funds to Bank One, N.A., escrow agent (the “Escrow Agent”), as security for any amounts owed to the Purchaser pursuant to the indemnification provisions set forth in Section 6.2.  The Indemnity Escrow Fund shall be held by the Escrow Agent pursuant to the terms and conditions of the Indemnity Escrow Agreement to be entered into among the Purchaser, the Sellers’ Representative and the Escrow Agent substantially in the form of Exhibit A attached hereto.

(b)           The Purchaser shall pay $250,000 (the “Adjustment Escrow Fund”) by wire transfers of immediately available funds to the Escrow Agent as security for any liability of the Sellers pursuant to the purchase price adjustment in Section 1.5 below.  The Adjustment Escrow Fund shall be held by the Escrow Agent pursuant to the terms and conditions of the Adjustment Escrow Agreement to be entered into among the Purchaser, the Sellers’ Representative and the Escrow Agent substantially in the form of Exhibit B attached hereto.

(c)           The Purchaser shall pay $176,150,000 by wire transfers of immediately available funds to the accounts as directed by the Sellers pursuant to written instructions delivered to the Purchaser prior to the Closing (which shall include payments to the holders of Company Options, payments of the Retention Bonuses and payments with respect to Company Debt); and

(d)           The Sellers shall deliver to the Purchaser all of the stock certificates representing the Zatarain Stock, endorsed in blank or accompanied by duly executed assignment documents.

1.5          Purchase Price Adjustment.  Following the Closing Date, the Purchase Price shall be adjusted, if at all, as set forth below:

(a)           The Purchaser shall prepare and deliver to the Sellers’ Representative (as defined below) within ninety (90) Business Days after the Closing Date (i) a consolidated balance sheet of the Company and its Subsidiaries as of the close of business on the Closing Date in accordance with GAAP applied in a manner consistent with the preparation of the audited consolidated balance sheet included within the Financial Statements for the fiscal year ended July 31, 2002 that shall be audited by PricewaterhouseCoopers LLP who shall be engaged by the Purchaser (the “Closing Balance Sheet”) and (ii) a calculation of Net Working Capital derived from the Closing Balance Sheet (the “Closing Net Working Capital Calculation”).  The Closing Net Working Capital Calculation shall be prepared in accordance with the definition of Net Working Capital and in accordance with GAAP applied in a manner consistent with the preparation of the audited consolidated balance sheet included within the Financial Statements for the fiscal year ended July 31, 2002.  For the avoidance of doubt, the Closing Balance Sheet shall be prepared in accordance with the Company’s historic cost basis of accounting and will not be adjusted for the purchase price paid by the Purchaser in excess of the historic carrying value of the consolidated assets and liabilities of the Company.

(b)           During the 30-day period following the Sellers’ Representative’s receipt of the Closing Balance Sheet and the Closing Net Working Capital Calculation, the Purchaser shall provide to the Sellers’ Representative full access upon reasonable notice to the books and records of the Company to permit the Sellers’ Representative to review the Closing Balance Sheet and the Closing Net Working Capital Calculation. On or prior to the thirtieth (30th) day following Seller’s Representative’s receipt of the Closing Balance Sheet and the Closing Net Working

Capital Calculation, the Sellers’ Representative may give the Purchaser a written notice stating in reasonable detail the Sellers’ Representative’s objections (an “Objection Notice”) to the Closing Net Working Capital Calculation.  Any Objection Notice shall specify in reasonable detail the dollar amount of any objection and the basis therefor.  Any determination set forth in the Closing Net Working Capital Calculation which is not specifically objected to in the Objection Notice shall be deemed acceptable and shall be final and binding upon the Parties upon delivery of the Objection Notice.  If the Sellers’ Representative does not give the Purchaser an Objection Notice within such 30-day period, then the Closing Balance Sheet and the Closing Net Working Capital Calculation will be conclusive and binding upon the Parties and the Closing Net Working Capital Calculation will be used for purposes of Section 1.5(a) and 1.5(e) herein.

(c)           Following the Purchaser’s receipt of any Objection Notice, the Sellers’ Representative and the Purchaser shall attempt to negotiate in good faith to resolve such dispute.  In the event that the Sellers’ Representative and the Purchaser fail to agree on any of the Sellers’ Representative’s proposed adjustments set forth in the Objection Notice within thirty (30) Business Days after the Purchaser receives the Objection Notice, the Sellers’ Representative and the Purchaser agree that Deloitte & Touche, LLP or if Deloitte & Touche, LLP is not then independent, willing and able, a mutually acceptable accounting firm of nationally recognized standing (the “Independent Auditors”) shall, within the 30-day period immediately following such 30-day period, make the final determination of the Closing Net Working Capital Calculation in accordance with the terms of this Agreement.  The Purchaser and the Sellers’ Representative each shall provide the Independent Auditors with their respective determinations of the Closing Net Working Capital Calculation.  In making the determination of Closing Net Working Capital, the Independent Auditors shall be instructed to determine only the specific items in dispute as identified in the Objection Notice.  The Independent Auditors shall make an independent determination of the Closing Net Working Capital in compliance with the previous clause that shall be within the range proposed by the Purchaser and the Sellers’ Representative in their respective proposed Closing Net Working Capital Calculations.  The Independent Auditors’ determination shall be final and binding on the Sellers’ Representative and the Purchaser.  The fees, costs and expenses of the Independent Auditors shall be paid fifty percent (50%) by the Purchaser and fifty percent (50%) by the Sellers’ Representative.

(d)           The term “Closing Balance Sheet” shall mean the Closing Balance Sheet delivered pursuant to Section 1.5(a) as adjusted, if at all, pursuant to Sections 1.5(b) and (c).  The date on which the Closing Balance Sheet is finally determined pursuant to this Section 1.5 shall hereinafter be referred to as the “Settlement Date”.

(e)           (i)            If the Target Net Working Capital exceeds the Closing Net Working Capital Calculation by an amount greater than $50,000, then the Sellers shall pay to the Purchaser an amount equal to the amount by which the Target Net Working Capital exceeds the sum of (x) the Closing Net Working Capital Calculation plus (y) $50,000 in accordance with Section 1.5(f) below, which amount shall be satisfied first out of the Adjustment Escrow Fund.

(ii)           If the Closing Net Working Capital Calculation exceeds the Target Net Working Capital by an amount greater than $50,000, then the Purchaser shall pay to the Sellers an amount equal to the amount by which the Closing Net Working Capital Calculation exceeds the sum of (x) the Target Net Working Capital plus (y) $50,000 in accordance with Section 1.5(f) below, and the Purchaser shall instruct the Escrow Agent to deliver the entire amount of the Adjustment Escrow Fund to the Sellers.

(f)            The Purchaser and the Sellers’ Representative agree to prepare, execute and deliver joint written instructions to the Escrow Agent (pursuant to the terms of the Adjustment Escrow Agreement) with respect to the distribution of the entire Adjustment Escrow Fund promptly following the Settlement Date.  In the event that a payment is to be made to the Purchaser pursuant to Section 1.5(e)(i) above and such payment is less than the amount of the Adjustment Escrow Fund, the Purchaser shall instruct the Escrow Agent to deliver the balance of the Adjustment Escrow Fund to the Sellers.

1.6          Sellers’ Representative.

(a)           Designation and Replacement of Sellers’ Representative.  The Sellers have agreed that it is desirable to designate a representative to act on behalf of the Sellers for certain limited purposes, as specified in this Section 1.6 (the “Sellers’ Representative”).  The Sellers hereby designate Citicorp Venture Capital, Ltd. (“CVC”) as the initial Sellers’ Representative.  CVC hereby accepts such designation.  The Sellers’ Representative may resign at any time effective upon the designation of a successor Sellers’ Representative.  In the event that a Sellers’ Representative resigns, a new Sellers’ Representative shall be appointed by a vote of holders who held a majority of the voting stock of the Company immediately prior to the Closing, such appointment to become effective upon the written acceptance thereof by the new Sellers’ Representative, and the Purchaser shall be given prompt written notice of such new Sellers’ Representative.

(b)           Authority and Rights of Sellers’ Representative.  The Sellers’ Representative shall have such powers and authority as are necessary to carry out the functions specified below.  The Sellers’ Representative shall be responsible, on behalf of any or all of the Sellers, for giving notices to, and receiving notices from, the Purchaser, and any such notice received by the Purchaser from the Sellers’ Representative, or delivered to the Sellers’ Representative by the Purchaser, shall be binding upon each Seller.  Each Seller hereby authorizes the Sellers’ Representative to execute on behalf of each Seller any amendments to this Agreement on behalf of the Sellers and, following the Closing, to administer and resolve any claims with respect to the disposition of the Indemnity Escrow Fund and the Adjustment Escrow Fund.  Any notice, communication, direction or document described herein which is received by the Purchaser and signed by the Sellers’ Representative on behalf of the Sellers shall be deemed signed by the Sellers.  For the avoidance of doubt, nothing in this Section 1.6 shall be deemed to expand or alter the several (and not joint and several) nature of the indemnification obligations of the Sellers pursuant to Section 6.2 hereof.  Schedule D attached hereto shall set forth a list of the Sellers and their addresses as of the Closing Date.

(c)           Limitations on Liability.  The Sellers’ Representative will have no liability to the Purchaser, the Company or the Sellers with respect to actions taken or omitted to be taken in its capacity as Sellers’ Representative, except with respect to any liability resulting primarily from the Sellers’ Representative’s gross negligence or willful misconduct.  The Sellers’ Representative will at all times be entitled to rely on any directions received from the Sellers.  The Sellers’ Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Sellers’ Representative) shall be entitled to reimbursement from the Sellers in its capacity as Sellers’ Representative pursuant to or in connection with this Agreement, for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Sellers’ Representative in such capacity, and for indemnification from the Sellers against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as Sellers’ Representative (except for those arising out of the Sellers’ Representative’s gross negligence or willful misconduct).

SECTION 2.   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.  As a material inducement to the Sellers to enter into this Agreement and to sell the Zatarain Stock, the Purchaser hereby represents and warrants that as of the date hereof:

2.1          Organization, Corporate Power and Authorization.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.  The Purchaser has the requisite corporate power and authority and all material licenses, permits and authorizations necessary to enter into, deliver and carry out its obligations pursuant to each of the Transaction Documents to which it is a party.  The Purchaser’s execution, delivery and performance of each Transaction Document to which it is a party has been duly authorized by the Purchaser.

2.2          Binding Effect and Noncontravention.

(a)           Each Transaction Document to which the Purchaser is a party constitutes a valid and binding obligation of the Purchaser which is enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

(b)           The execution, delivery and performance by the Purchaser of the Transaction Documents to which the Purchaser is a party do not and shall not:  (i) conflict with or result in a breach of the terms, conditions or provisions of; (ii) constitute a default under or result in a violation of; or (iii) require any authorization, consent, approval, exemption or other action by or declaration or notice to any third Person or Government Entity pursuant to (except for the applicable requirements of the HSR Act), (x) the charter or bylaws of the Purchaser, (y) any agreement, instrument, or other document, or any Legal Requirement to which the Purchaser is a party or to which any of its assets is subject, or (z) to Purchaser’s knowledge, any constitution, statute, regulation, rule, injunction, judgment, order, legal requirement or other restriction of any Government Entity, to which the Purchaser or any of its assets is subject.

2.3          Broker Fees.  The Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers could become liable or obligated.

2.4          Financial Ability.  The Purchaser has immediately available funds sufficient to consummate the transactions contemplated by this Agreement.

2.5          No Litigation.  There is no lawsuit, claim, action, proceeding or investigation pending or, to the Purchaser’s knowledge, threatened against the Purchaser, its properties or businesses, which could reasonably be expected to have a Purchaser Material Adverse Effect or restrict the ability of the Purchaser to consummate the transactions contemplated hereby and otherwise perform hereunder.

2.6          Investment.  The Purchaser is acquiring the Zatarain Stock for its own account, for investment only, and not with a view to any resale or public distribution thereof.  The  Purchaser shall not offer to sell or otherwise dispose of the Zatarain Stock in violation of any Legal Requirement applicable to any such offer, sale or other disposition.  The Purchaser acknowledges that (i) the Zatarain Stock has not been registered under the Securities Act, or any state securities laws, (ii) there is no public market for the Zatarain Stock and there can be no assurance that a public market shall develop, and (iii) it must bear the economic risk of its investment in the Zatarain Stock for an indefinite period of time.  The Purchaser is an “Accredited Investor” within the meaning of the Securities and Exchange Commission Rule 501 of Regulation D of the Securities Act, as presently in effect.

2.7          Accuracy on Closing Date.  Each representation and warranty set forth in this Section 2 and all information contained in any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement shall be true and correct as of the time of the Closing as though then made, except (i) as affected by the transactions expressly contemplated by this Agreement, and (ii) to the extent that such representation and warranty relates solely to an earlier date.

2.8          Acknowledgement by the Purchaser.  In determining to proceed with the transaction contemplated by this Agreement, but without limitation of any rights or remedies arising hereunder, the Purchaser acknowledges that (i) the Purchaser has made a complete due diligence review of the Company and its Subsidiaries and is satisfied with the results thereof and (ii) except as expressly set forth herein, the Purchaser is not relying on any covenants, representations or warranties of the Company or the Sellers.

SECTION 3.   REPRESENTATIONS AND WARRANTIES OF THE SELLERS.  As a material inducement to the Purchaser to enter into this Agreement and to purchase the Zatarain Stock, each Seller hereby represents and warrants severally, and not jointly, that as of the date hereof:

3.1          Organization, Corporate Power and Authorization.  Such Seller, if such Seller is an entity, is validly existing and in good standing under the laws of the state of its incorporation and has the requisite power and authority necessary to, or, if such Seller is an individual, has the capacity necessary to, enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is a party.  Such Seller’s execution, delivery and performance of each Transaction Document to which it is a party has been duly authorized by such Seller.

3.2          Binding Effect and Noncontravention.

(a)           Each Transaction Document to which such Seller is a party constitutes a valid and binding obligation of such Seller which is enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

(b)           Except as set forth on the attached Conflicts Schedule, the execution, delivery, and performance of the Transaction Documents to which such Seller is a party do not and shall not:

(i)            conflict with or result in a breach of the terms, conditions or provisions of,

(ii)           constitute a default under or result in a violation of,

(iii)          result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel any liability or obligation of such Seller under,

(iv)          or require any authorization, consent, approval, exemption or other action by or declaration or notice to any third Person or Government Entity pursuant to,

(x) the certificate of incorporation or bylaws or similar organic and corporate governance documents of such Seller, if applicable, (y) any material agreement to which the Seller is a party or to which any of its assets is subject, or (z) to such Seller’s knowledge, any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, Legal Requirement or other restriction of any Government Entity, to which such Seller is subject.

3.3          Capital Stock.  Such Seller holds of record, owns beneficially and has good and marketable title to all of such Seller’s Zatarain Stock, as reflected on the Capitalization Schedule, free and clear of security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.  Such Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Zatarain Stock which will survive the Closing Date.  The Sellers collectively own 100% of the Outstanding Capital Stock of the Company.

3.4          Broker Fees.  Except for the fees payable to Citigroup, N.A. and its Affiliates, which are the sole obligation of the Sellers, none of the Sellers has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

3.5          Accuracy on Closing Date.  Each representation and warranty set forth in this Section 3 and all information contained in any certificate delivered by or on behalf of such Seller pursuant to this Agreement shall be true and correct as of the time of the Closing as though then made (giving effect to any amended and restated Schedule to this Agreement submitted to the Purchaser prior to the Closing in accordance with Section 5.4), except (a) as affected by the transactions expressly contemplated by this Agreement and (b) to the extent that such representation and warranty relates solely to an earlier date.

SECTION 4.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.  As a material inducement to the Purchaser to enter into this Agreement and to purchase the Zatarain Stock hereunder, the Company hereby represents and warrants that as of the date hereof:

4.1          Organization, Qualification, and Corporate Power.  Each of the Company and its Subsidiaries is a corporation or partnership, as applicable, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable.  Each of the Company and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification could not reasonably be expected to have a Material Adverse Effect.  Each of the Company and its Subsidiaries has full corporate power and authority or limited partnership power and authority, as applicable, to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

4.2          Approvals and Consents.  Except as set forth on the attached Consents Schedule, the execution, delivery, and performance of the Transaction Documents to which any of the Company or its Subsidiaries is a party do not and shall not:

(a)           conflict with or result in a breach of the terms, conditions, or provisions of,

(b)           constitute a default under,

(c)           give any third party the right to modify, terminate or accelerate any liability or obligation of, or charge any fee, penalty or similar payment to the Company or any Subsidiary under,

(d)           result in a violation of,

(e)           require any authorization, consent, approval, exemption or other action by or declaration or notice to any third party or Government Entity pursuant to (except for the applicable requirements of the HSR Act),

(i)            the certificate of incorporation or bylaws or similar organic and corporate governance documents of any of the Company or its Subsidiaries,

(ii)           any material agreement to which any of the Company or its Subsidiaries is a party or to which any of its assets is subject, or

(iii)          to the Company’s Knowledge, any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, Legal Requirement or other restriction of any Government Entity, to which any of the Company or its Subsidiaries or any of their assets is subject.

4.3          Capitalization; Subsidiaries.

(a)           The entire authorized capital stock of the Company consists of (i) 300,000 shares of Preferred Stock, of which 66,468.50 shares are issued and outstanding, (ii) 1,037,149 shares of Class A Common, of which 176,449 shares are issued and outstanding, (iii) 550,000 shares of Class B Common, of which 460,680 shares are issued and outstanding, and (iv) 50,000 shares of Class C Common, of which no shares are issued and outstanding.  All of the issued and outstanding shares of the Company have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record and beneficially by the Sellers as set forth, and in the amount set forth, on the Capitalization Schedule attached hereto.  Except for the Options set forth on the Capitalization Schedule (each a “Company Option”) and the warrants set forth on the Capitalization Schedule (each a “Company Warrant”), there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock.  Immediately following the Closing, there shall be no outstanding Company Options.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.

(b)           The Subsidiaries Schedule sets forth for each Subsidiary of the Company (i) its name and jurisdiction of incorporation or formation, as applicable, (ii) the number of shares of authorized capital stock of each class of its capital stock, partnership interests or membership interests, as applicable, (iii) the number of issued and outstanding shares, partnership interests or membership interests, as applicable, of each class of its capital stock, partnership interests or membership interests, as applicable, the names of the holders thereof, and the number of shares, partnership interests or membership interests, as applicable, held by each such holder, and (iv) the number of shares, partnership interests or membership interests, as applicable, of its capital stock, partnership interests or membership interests, as applicable, held in treasury.  All of the issued and outstanding shares of capital stock, partnership interests or membership interests, as applicable, of each Subsidiary of the Company have been duly authorized and are validly issued, fully paid, and nonassessable.  Each of the Company and its Subsidiaries holds of record, owns beneficially and has good and marketable title to all of the outstanding shares, partnership interests or membership interests, as applicable, of each Subsidiary of the Company.  As of the Closing such shares, partnership interests or membership interests, as applicable, shall be free and clear of any restrictions on transfer, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands (other than restrictions under the Securities Act and state securities laws).  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Subsidiaries of the Company to issue, sell or otherwise cause to become outstanding any of such Subsidiary’s own capital stock, partnership interests or membership interests, as applicable.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any Subsidiary of the Company.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock, partnership interests or membership interests, as applicable, of any of the Company and its Subsidiaries which will survive the Closing Date.  None of the Company and its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of the Company.

4.4          Financial Statements.

(a)           Attached hereto as Exhibit C are the following financial statements for the Company (collectively, the “Financial Statements”):

(i)            the Company’s audited consolidated balance sheet and related statement of income for the fiscal year ended July 31, 2002,

(ii)           the Company’s audited consolidated balance sheets and related statements of income for the fiscal years ended July 31, 2001 and July 31, 2000, and

(iii)          the Company’s unaudited consolidated balance sheets and related statements of income as prepared by management year-to-date March 31, 2003.

Except as set forth on the attached Financial Statements Schedule, each Financial Statement (including the notes thereto) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and fairly presents the financial condition of the Company and its Subsidiaries, if applicable, as of such dates and the results of the Company’s and its Subsidiaries’, if applicable, operations for the periods specified; provided, however, that (x) the Financial Statements described in clause (iii) are subject to normal year-end adjustments, and (y) the Financial Statements described in clause (iii) lack footnotes and other presentation items.  No Financial Statements of any Person, other than the Subsidiaries, are required by GAAP to be included on the consolidated financial statements of the Company.

(b)           Except as set forth on the attached Financial Statements Schedule, none of the Company or any of its Subsidiaries has any Liabilities, whether known or unknown, accrued or unaccrued, matured or unmatured, liquidated or unliquidated, asserted or unasserted, conditional or potential, which would be required to be set forth on a balance sheet prepared in accordance with GAAP, except for Liabilities reflected or reserved against in the Financial Statements or, since the date of the Latest Balance Sheet, current Liabilities incurred in the ordinary course of business consistent with past practice.

4.5          Events Subsequent to the Latest Balance Sheet.  Except as set forth on the attached Developments Schedule, since the date of the Latest Balance Sheet, there has been no change in the financial condition or operating results of the Business which could reasonably be expected to have a Material Adverse Effect.

4.6          Title to Assets.  The Company has good and marketable title to, or a valid leasehold interest in, the tangible assets reflected on the Latest Balance Sheet or acquired since the date thereof, except (i) assets disposed of in the ordinary course of business since the date of the Latest Balance Sheet, and (ii) as set forth on the Assets Schedule attached hereto.

4.7          Compliance With Laws.  Except as set forth on the attached Compliance Schedule (and other than tax matters addressed in Section 4.8 and environmental matters addressed in Section 4.9), each of the Company and its Subsidiaries has complied in all material respects with all Legal Requirements applicable to the Company or any of its Subsidiaries.  None of the Company and its Subsidiaries has received written notice alleging any violations of Legal Requirements within the last twelve (12) months, except as set forth on the attached Compliance Schedule.

4.8          Tax Matters.  Except as set forth on the attached Taxes Schedule:

(a)           Each of the Company and its Subsidiaries has timely filed all Tax Returns that it was required to file, and such Tax Returns were true, correct and complete in all material respects and has timely paid all Taxes due for which it is liable whether or not shown thereon as owing.  The Company and its Subsidiaries have provided adequate accruals (without taking into account any reserve for deferred taxes) in its Latest Balance Sheet for any Taxes that have not been paid, but were owed or accrued as of the date of the Latest Balance Sheet, whether or not shown as being due on any Tax Returns.  Since the date of the Latest Balance Sheet, no event has occurred that would result in a Tax liability of the Company other than a liability arising in the ordinary course of business.

(b)           None of the Company and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an Tax assessment or deficiency.

(c)           No taxing authority has asserted in writing that any of the Company or its Subsidiaries are responsible for the payment of any additional Taxes for any period.  No taxing authority is currently auditing the Tax Returns of any of the Company or its Subsidiaries for any period.

(d)           All Taxes required to be withheld or collected have been duly withheld and collected and have been duly remitted or deposited in accordance with the law.

(e)           No payment which will or may be made by the Company or any of its Subsidiaries will be characterized as an “excess parachute payment” within the meaning of Section 280(G)(b)(1) of the Code.

4.9          Environmental Matters.  Except as described on the attached Environmental Matters Schedule:

(a)           Each of the Company and its Subsidiaries is and has been since January 1, 1998 in compliance in all material respects with all applicable Environmental Laws.

(b)           Each of the Company and its Subsidiaries has in current effect and is in compliance in all material respects with all permits, licenses and other authorizations that may be required pursuant to Environmental Laws for the occupation of the facilities and the operation of the Business.  A copy of each such permit, license or authorization has been made available to Purchaser prior to the date hereof and is listed in the attached Environmental Matters Schedule.

(c)           None of the Company and its Subsidiaries has received since January 1, 1998, or at any time if unresolved as of the Closing Date, any written notice of any alleged violations or potential liabilities, including any investigatory, remedial or corrective obligations, arising under Environmental Laws.

(d)           None of the Company and its Subsidiaries has assumed or undertaken any liability or corrective or remedial obligation of any other Person relating to or arising under Environmental Laws.

(e)           All environmental audits and reports (including reports by local, state and federal regulators), notices of violations relating to environmental matters, citations related to Environmental  Laws, and requests for information pursuant to the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any analogous state laws, in each case in the possession or control of the Company and its Subsidiaries, have been made available to the Purchaser.  Except as set forth on the Environmental Matters Schedule, the Company has no Knowledge of any other environmental audits and reports, notices of violations relating to environmental matters, citations related to Environmental Laws or requests for information pursuant to the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any analogous state laws.

(f)            None of the facilities owned or operated by the Company or its Subsidiaries and, to the Company’s Knowledge, none of the facilities at which any of the Company’s or its Subsidiaries’ wastes have been disposed, is listed or proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, the Comprehensive Environmental Response, Compensation and Liability Act Information System, or any state or local list of potentially contaminated properties.  The Company and its Subsidiaries are not “small quantity generators” or “large quantity generators” of Hazardous Wastes under the Resource Conservation and Recovery Act.  The Environmental Matters Schedule sets forth the transporters of solid wastes used by the Company and its Subsidiaries since January 1, 1998.  The Company and its Subsidiaries do not have Knowledge of the disposal locations used by such transporters.

(g)           There has been no release of Hazardous Substances on or affecting any property owned or operated by the Company or its Subsidiaries, except in the ordinary course of business or as would not result in a material liability to the Company or its Subsidiaries.

(h)           There are no storage tanks, whether above ground or underground, located at any property owned or operated by the Company or its Subsidiaries.  Except as set forth on the Environmental Matters Schedule, all storage tanks previously located at any property owned or operated by the Company or its Subsidiaries were removed in accordance with Legal Requirements.

4.10        Intellectual Property.

(a)           The attached Intellectual Property Schedule describes:

(i)            all Intellectual Property owned or controlled by the Company and its Subsidiaries for which a patent, trademark, trade name, domain name or copyright registration exists or has been applied for or any other trademark which is otherwise material to the conduct of the Business as of the Closing Date; and

(ii)           all written licenses of Intellectual Property which any of the Company and its Subsidiaries has been granted from any third party.

(b)           The Company and its Subsidiaries are the sole and exclusive owners of all Intellectual Property that is material to the conduct of the Business as of the Closing Date, including the Intellectual Property referenced in Section 4.10(a)(i), trade secrets, recipes, material unregistered copyrights, advertising, website content, packaging and product manufacturing processes, but excluding the Intellectual Property identified in Section 4.10(a)(ii), and such rights are not subject to any prior agreement, lien or encumbrance other than any implied, non-exclusive licenses arising in the ordinary course of business in connection with the sale of goods.  The Company and its Subsidiaries have the right to use all Intellectual Property referenced in Section 4.10(a)(ii) in accordance with the written licenses therefor.  Without limiting any of the foregoing, to the Company’s Knowledge, the Company and its Subsidiaries own or otherwise have the right to use, all Intellectual Property used by them in the conduct of the Business as of the Closing Date.

(c)           Except as set forth on the Intellectual Property Schedule, to the Company’s Knowledge, there is and has been no material unauthorized use, infringement or misappropriation of any of the Intellectual Property by any third party.  To the Company’s Knowledge, the use of the Intellectual Property in connection with the conduct of the Business as of the Closing Date has not and does not infringe the intellectual property or other rights of any third party and no such claims or notices have been made or given to the Company or its Subsidiaries.  The Company has taken reasonable measures to police and protect the Intellectual Property from infringing third-party use.

4.11        Real Estate.

(a)           The attached Real Estate Schedule sets forth the address of each parcel of real property owned by each of the Company and its Subsidiaries.  With respect to each property:

(i)            The Company or its Subsidiaries is the legal titleholder of the real property listed on the attached Real Estate Schedule (the “Property”), and Company has good, merchantable and marketable title to the Property, free and clear of all liens, encumbrances, claims, covenants, conditions, restrictions, easements, rights of way, options, judgments or other matters, except Permitted Liens and as set forth on the Real Estate Schedule attached hereto.

(ii)           Company has received no notice of any proceedings pending or threatened to change, downzone or reclassify the existing zoning classification as to any portion of the Property.

(iii)          There are no existing defects, structural, mechanical or otherwise, in the improvements included as part of the Property which could reasonably be expected to have a Material Adverse Effect.  Company has no Knowledge, and has received no notices from governmental officials, insurance carriers or others to the effect that any of the Property (or any use thereof) is in violation of any Legal Requirement.

(iv)          except as set forth on the Real Estate Schedule, none of the Company and its Subsidiaries has leased or otherwise granted to any person the right to use or occupy such property, and

(v)           except as set forth on the Real Estate Schedule, other than the right of the Purchaser pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such property or any portion thereof.

(b)           The attached Real Estate Schedule lists all real property that each of the Company and its Subsidiaries leases or subleases from any other Person.  Except as set forth on the attached Real Estate Schedule, to the Company’s Knowledge, with respect to each lease and sublease listed on the Real Estate Schedule, the lease or sublease is legal, valid, binding, enforceable, and in full force and effect, except where the illegality, invalidity, nonbinding nature, unenforceability, or ineffectiveness could not reasonably be expected to have a Material Adverse Effect.  None of Company or any of its Subsidiaries is in default under any lease or sublease which default could result in a Material Adverse Effect, and, to Company’s Knowledge, no landlord (or sublandlord, as applicable) is in default under any such lease or sublease.

4.12        Certain Litigation.  The attached Litigation Schedule sets forth each instance in which any of the Company or its Subsidiaries (a) (i) is subject to any outstanding injunction, judgment, order or decree, (ii) is a party to any suit which has been filed, or (iii) is a party to any proceeding or hearing in or before, or, to the Company’s Knowledge, investigation of, any court of quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, and (b) to the Company’s Knowledge each instance in which any of the foregoing is threatened.

4.13        Employee Benefits.  The Employee Benefits Schedule lists each Employee Benefit Plan that any of the Company and its Subsidiaries maintains or to which any of the Company and its Subsidiaries contributes or has any material Liabilities.  Except as set forth on the Employee Benefits Schedule:

(a)           Each such Employee Benefit Plan complies in form and in operation in all material respects with all applicable Legal Requirements, including but not limited to the requirements of ERISA and the Code.

(b)           With respect to each such Employee Benefit Plan, all required payments, premiums, contributions, distributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date have been made or properly accrued in accordance with GAAP.

(c)           Each such Employee Benefit Plan which is intended to be qualified under Sec. 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sec. 401(a) of the Code.  The Company has no Liability under Title IV of ERISA with respect to any Employee Benefit Plan.

(d)           The Company has delivered or made available to the Purchaser correct and complete copies of the plan and trust documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, and the most recent Form 5500 Annual Report, with respect to each such Employee Benefit Plan.

4.14        Affiliate Transactions.  Except as set forth on the attached Affiliate Transactions Schedule, no officer, director, employee, shareholder or Affiliate of any of the Company or its Subsidiaries or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with any of the Company or its Subsidiaries or has any material interest in any material property used by any of the Company.

4.15        Insurance.  The attached Insurance Schedule contains a description of each insurance policy maintained by the Company and its Subsidiaries with respect to its properties, assets and business.  Each such insurance policy is in full force and effect.

4.16        Employees.  The Employees Schedule attached hereto contains a true and complete list as of March 31, 2003 of (i) the employees employed by each of the Company and its Subsidiaries having an annual base salary in calendar year 2002 of $100,000 or more, (ii) the rate of all compensation paid by each of the Company and its Subsidiaries to each such employee, including any bonus, contingent or deferred compensation and perquisites in calendar year 2002, (iii) all retention bonus plans and awards (the “Retention Bonus Plans”) and all amounts payable thereunder, and (iv) the directors of each of the Company and its Subsidiaries.  To the Company’s Knowledge, no employee of any of the Company or its Subsidiaries and no group of employees of any of the Company or its Subsidiaries has any plans to terminate employment with any of the Company or its Subsidiaries.

4.17        Contracts.

(a)           Except as expressly contemplated by this Agreement or as set forth on the attached Contracts Schedule, none of the Company and its Subsidiaries is a party to or bound by any written or oral:

(i)            pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation or benefits to its current or former directors, officers or employees or any other employee benefit plan, arrangement or practice, whether formal or informal;

(ii)           collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

(iii)          management agreement or contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis (i) providing annual cash or other compensation in excess of $100,000, (ii) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby or (iii) otherwise restricting its ability to terminate the employment of any employee at anytime for any lawful reason or for no reason without penalty or liability;

(iv)          contract or agreement involving any Governmental Entity;

(v)           agreement or indenture relating to borrowed money or other indebtedness or the mortgaging or pledging on any material asset;

(vi)          lease or agreement under which the Company is (i) lessee of or holds or operates any personal property, owned by any other party, except for any lease of personal property under which the aggregate annual rental payments do not exceed $50,000 or (ii) lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by any of the Company and its Subsidiaries;

(vii)         contract relating to the marketing, sale, advertising or promotion of its products, where such contract involves a fee or payment by any of the Company and its Subsidiaries in excess of $50,000, other than trade promotion offers between the Company or any of its Subsidiaries and their respective customers entered into in the ordinary course of business;

(viii)        other agreement which involves a consideration in excess of $50,000 annually and not in the ordinary course of business.

(ix)           agreement containing provisions that in any way restrict or purport to restrict the business activity of the Company or any Subsidiary or otherwise limit the freedom of the Company or any Subsidiary to engage in any business activity or to compete with any Person anywhere in the world; and

(x)            license or other agreement relating to Intellectual Property.

(b)           To the Company’s Knowledge, all of the contracts, agreements and instruments set forth or required to be set forth on the attached Contracts Schedule (the “Material Contracts”) are valid, binding and enforceable in accordance with their respective terms, except as designated completed on such schedule and except as such enforceability may be limited by (x) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (y) applicable equitable principles (whether considered in a proceeding at law or in equity).  Except as set forth on the Consents Schedule, none of the Company and its Subsidiaries has defaulted under or materially breached any Material Contract; and none of the Company and its Subsidiaries has Knowledge of any breach or cancellation or anticipated breach or cancellation by the other parties to any Material Contract to which its is a party.

(c)           The Purchaser has been supplied with a true and correct copy of each written Material Contract, together with all amendments, waivers or other changes thereto.

4.18        Broker Fees.  Except for the fees payable to Citigroup, N.A. and its Affiliates which are the sole obligation of the Sellers, none of the Company and its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

4.19        Books and Records.  The books of account, minute books, stock record books, and other records of the Company and its Subsidiaries (the “Books and Records”), all of which have been made or will be available to Purchaser, are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.  At the Closing, all Books and Records will be in the possession of the Company.

4.20        Accuracy on Closing Date.  Each representation and warranty set forth in this Section 4 and all information contained in any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement shall be true and correct as of the time of the Closing as though then made (giving effect to any amended and restated Schedule to this Agreement submitted to the Purchaser prior to the Closing in accordance with Section 5.4), except (a) as affected by the transactions expressly contemplated by this Agreement and (b) to the extent that such representation and warranty relates solely to an earlier date.

4.21        NO ADDITIONAL REPRESENTATIONS.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 4 OF THIS AGREEMENT: THE COMPANY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE BUSINESS OR THE ASSETS OF THE BUSINESS, AND THE COMPANY SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF THE BUSINESS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND THE PURCHASER SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF.

SECTION 5.   COVENANTS AND OTHER AGREEMENTS.  The Parties agree as follows with respect to the period (i) between the execution of this Agreement and the Closing, in the case of Sections 5.1 through 5.5(a), 5.7, 5.12, 5.13, 5.14, 5.15 (with respect to clauses (a) and (c) only), 5.17 and 5.18 and (ii) following the Closing in the case of Section 5.5(b) and Sections 5.6 through 5.11, 5.15 (with respect to clause (b) only), 5.16 and Section 5.17 (with respect to the Sellers and Sellers’ Representative only) below:

5.1          General.  Each of the Parties shall use its commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

5.2          Operation of Business.  From the date of this Agreement through the Closing, except as the Purchaser may approve otherwise (with such approval not to be unreasonably withheld), or as otherwise expressly contemplated or permitted by the Transaction Documents, the Company shall (i) obtain the advertising and promotional services set forth on Schedule A attached hereto for the months of May and June 2003 and (ii) otherwise conduct the Business in the ordinary course in accordance with past practice.  Nothing in this Section shall prevent the Company from using cash to pay or discharge any Company Debt on or prior to the Closing Date.

5.3          Access to Records.  Prior to the Closing, subject to the terms of the Confidentiality Agreement (as defined below), the Company shall permit the Purchaser to have access at reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all books, records (including tax records), contracts, and documents of or pertaining to the Business.

5.4          Notice of Developments.  The Sellers and the Company shall promptly notify the Purchaser in writing of any Development causing a breach of any of the representations and warranties in Sections 3 and 4 above.  Unless the Purchaser has the right to terminate this Agreement pursuant to Section 9.1 below by reason of such Development and exercises that right within fifteen (15) Business Days after gaining such right, as provided in Section 9.1 below, the written notice pursuant to this Section 5.4 shall be deemed to have amended the Schedules, to have qualified the representations and warranties contained in Sections 3 and 4 above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the Development.   From the date of this Agreement until the Closing, the Purchaser promptly shall notify the Sellers if any representation and warranty of the Purchaser set forth in this Agreement was untrue when made or subsequently has become untrue.

5.5          Public Announcements.

(a)           Prior to the Closing Date, none of the Company and the Sellers, on the one hand, or the Purchaser, on the other hand, shall make, or permit any agent or Affiliate to make, any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other (such consent not to be unreasonably withheld), except as may be required by law or as set forth on Schedule 5(a) attached hereto (“Permitted Disclosures”).  Other than with respect to Permitted Disclosures, the Purchaser, on the one hand, and the Sellers and the Company, on the other hand, shall provide the other with a prior copy of the content and substance of all public announcements concerning the transactions contemplated hereby which public announcement shall be subject to the approval of the other party, such approval not to be unreasonably withheld or delayed.  The Company and the Sellers hereby approve the Purchaser’s press release in the form of Schedule F attached hereto.

(b)           Following the Closing Date, none of the Company and the Sellers, on the one hand, or the Purchaser, on the other hand, shall make, or permit any agent or Affiliate to make, any public statements, including, without limitation, any press releases, with respect to the conduct of the auction or Sale process, negotiations between the Parties, or the allocation of the Purchase Price among the Sellers (in the case of the Purchaser),  or make any disparaging remarks concerning any of the Parties, in each case without the prior written consent of the other (such consent not to be unreasonably withheld), except a disclosure which any party is advised by its counsel is required by law.  In the event that any Party reasonably believes after consultation with counsel that it is required by law to disclose any such information described above, the disclosing Party will (i) provide the other Party with notice as promptly as practicable in order that the other Party may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such  information and (ii) cooperate with the other Party (at the other Party’s sole cost and expense) in attempting to obtain such order or assurance.

5.6          Litigation Support.  In the event and for so long as any party actively is contesting or defending against any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (a) any transaction contemplated under this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Sellers or the Company, the Purchaser agrees to (i) cooperate with the contesting or defending party and its counsel, (ii) make available the employees of the Business then employed by the Purchaser to provide testimony, to be deposed, to act as witnesses and to assist counsel, and (iii) provide access to its books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Section 6 below).

5.7          Transaction Expenses; Transfer Taxes.  Each of the Purchaser, on the one hand, and the Sellers, on the other hand, shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.  All transfer taxes, stamp and recording taxes, sales, use and gross receipts taxes and other miscellaneous closing fees or costs associated therewith shall be paid by the party legally responsible for such expenses.

5.8          Further Assurances.  From and after the Closing, the Purchaser and each of the Sellers (through the Sellers’ Representative) shall execute and deliver such further instruments of conveyance and transfer and take such other action as reasonably may be necessary to further effectuate the transactions contemplated by the Transaction Documents.

5.9          Record Retention.  The parties agree that for a period of seven (7) years after the Closing Date, without the prior written consent of the Sellers, neither the Purchaser nor any of its Affiliates shall dispose of or destroy any of the books and records purchased hereunder which may be relevant to any legal, regulatory or tax audit, investigation, inquiry or requirement of any of the Sellers without first offering such records to the Sellers’ Representative.

5.10        Insurance.  For a period of not less than six (6) years after the Closing Date, the Purchaser shall (a) cause to be maintained in effect the current policies of directors’ and officers’ liability insurance (“D&O Insurance”) maintained by the Company, or substitute policies providing at least the same coverage and amounts and containing terms and conditions which are not less advantageous in any material respect, in each case with respect to claims arising from facts or events which occurred at or prior to the Closing Date and (b) not be permitted to amend, alter, modify, or terminate any provisions in the Company’s or its Subsidiaries’ certificate of incorporation, or by-laws or other equivalent governing documents in a manner which would remove, limit or impair the provisions providing for the indemnification and exculpation of directors and officers contained therein.

5.11        Employee Matters.  Through the ninety-day anniversary of the Closing Date, the Purchaser hereby agrees to provide employees of the Company with coverage under Employee Welfare Benefit Plans which is substantially similar in the aggregate (or greater) to the coverage provided under the Employee Welfare Benefit Plans of the Company and its Subsidiaries which are listed on the Employee Matters Schedule as in effect immediately prior to the Closing Date.

Additionally, for the period beginning on the Closing Date and ending on the five-year anniversary of the Closing Date the Purchaser hereby agrees to provide medical and dental benefits for Lawrence Kurzius and his eligible dependants which are substantially similar in the aggregate (or greater) to the medical and dental benefits provided to Lawrence Kurzius and his eligible dependants immediately prior to the Closing Date.

5.12        HSR.  In connection with the transactions contemplated by this Agreement, the Parties shall comply promptly with the notification and reporting requirements of the HSR Act and use all commercially reasonable best efforts to obtain early termination of the waiting period under the HSR Act.  The Parties shall substantially comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by any antitrust authority.  The Purchaser shall pay all filing fees associated with compliance under the HSR Act.

5.13        No-Shop.  Until such time, if any, as this Agreement is terminated pursuant to Section 9.1 hereof, none of the Company, the Sellers or any of their representatives or Affiliates shall, directly or indirectly, solicit, initiate, encourage the submission of, consider, or negotiate with respect to, any inquiries, proposals or offers from any Person relating to any transaction involving the acquisition of the Business, the assets of the Company or any of the capital stock of the Company or its Subsidiaries, or any similar transaction, except in connection with the transactions contemplated by this Agreement and other than for sales in the ordinary course of business.

5.14        Retention Bonus Amendments.  The Company and the Sellers shall take all necessary actions prior to the Closing to (i) amend in a manner satisfactory to the Purchaser the retention bonuses listed on the Affiliate Transactions Schedule (the “Retention Bonuses”) such that all Retention Bonuses shall become due and payable immediately following the Closing and that, as a condition to the receipt of such Retention Bonuses, the recipients thereof shall be required to execute a release in favor of the Company and the Purchaser in the form attached hereto as Exhibit E-1 and (ii) provide for the withholding of all taxes or other amounts required by law to be withheld from the Retention Bonuses (the “Withholding Amounts”).

5.15        Payment of Obligations.  The Company shall (a) on or prior to the Closing Date, pay and discharge all Company Debt all of which shall be listed on the Payment Obligations Schedule attached as Schedule B hereto, (b) immediately following the Closing, pay the Retention Bonuses to the individuals and in the amounts listed on the Payment Obligations Schedule attached as Schedule B hereto, and (c) on or prior to the Closing, pay the consideration to each of the holders of Company Options all of whom are listed on the Capitalization Schedule required to be paid to each such holder (net of all taxes or other amounts required by law to be withheld) for the purpose of terminating his or her respective Company Options.  The amounts paid under clauses (b) and (c) (and clause (a) to the extent the source of such funds is the payment to be made by the Purchaser under Section 1.4(c)) shall be funded by the Purchaser at Closing through a stockholder contribution to the capital of the payor Company.

5.16        Tax Matters.

(a)           Tax Refunds and Tax Benefits.  Any Income Tax refunds or credits in respect of an overpayment of Income Tax of the Company that are received by the Purchaser or the Company, and any amounts credited against Income Tax to which the Purchaser or the Company become entitled, in each case that relate to a Pre-Closing Tax Period (including the Pre-Closing portion of any Straddle Period) other than a refund or credit attributed to a tax attribute generated in a post-Closing tax year, shall, subject to Section 5.16(e), be for the account of the Sellers, and the Purchaser shall remit to the Sellers’ Representative (on behalf of the Sellers) any such refund or the amount of any such credit, in each case, net of any tax cost, within fifteen (15) days after receipt thereof or realization of such benefit to the Company from the receipt of such refund.

(b)           Income Tax Returns.

(i)            (A)          The Sellers’ Representative shall have the exclusive authority and obligation to prepare, execute on behalf of the Company and file, or cause to be prepared and filed, all Income Tax Returns (including amended Income Tax Returns and claims for refund other than amended returns to obtain a refund resulting from the carryback of a tax attribute generated in a post-Closing period) of the Company that are required to be filed with respect to any Pre-Closing Tax Period.  Such Tax Returns will be prepared in a manner consistent with past practice.  No accounting or period changes may be made that are not required by law.  No later than 45 days prior to their due date, Sellers’ Representative shall submit such returns to Purchaser for its review.  Subject to the second and third sentence of this Section 5.16(b)(i)(A), all reasonable comments of Purchaser with respect to such Tax Returns shall be incorporated prior to their timely filing if submitted to Sellers’ Representative no later than 15 days prior to the due date for the timely filing of such Tax Returns unless the Independent Auditors (such costs and expenses of the Independent Auditors related to this Section 5.16 to be borne by the Sellers) determine that Sellers’ Representative’s refusal to accept the Purchaser’s comment(s) is adequately supported by applicable Tax law.  The Sellers shall pay or cause to be paid all Income Taxes due from the Company shown on any Income Tax Returns required to be filed with respect to any Pre-Closing Tax Period to the extent such Income Taxes have not already been paid and directly relate to such Pre-Closing Tax Period.

(B)           The Purchaser shall have the exclusive authority and obligation to prepare, execute on behalf of the Company and file, or cause to be prepared and filed, all Straddle Period Tax Returns of the Company that are required to be filed with respect to any Straddle Period.  Such Tax Returns will be prepared in a manner consistent with past practice.  No accounting or period changes may be made that are not required by law.  No later than 45 days prior to their due date, Purchaser shall submit such Straddle Period Tax Return to Sellers’ Representative for its review.  Subject to the second and third sentence of this Section 5.16(b)(i)(B), all reasonable comments of Sellers’ Representative with respect to such Tax Return shall be incorporated prior to their timely filing if submitted to Purchaser no later than 15 days prior to the due date for the timely filing of such Tax Return.

(ii)           The Sellers’ Representative and the Purchaser agree to cause the closing of all accounting periods, taxable periods and taxable years with respect to Income Taxes of the Company as of the Closing Date to the extent required under applicable law.

(iii)          In the case of any Taxes (A) other than those based upon or related to income, that are payable on a periodic basis for a period that begins before and ends after the Closing Date, the portion of such Taxes that are payable for the period ending on the Closing date shall be deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period, and (B) based upon or related to income that are payable on a periodic basis for a period that begins before and ends after the Closing Date, the portion of such Taxes that is payable for the period ending on the Closing Date shall be deemed to be that which would be payable if the taxable year ended on the Closing Date.

(c)           Post-Closing Access and Cooperation.  The Purchaser shall, and shall cause its Affiliates to, provide to the Sellers such cooperation and information as the Sellers reasonably may request in filing any Income Tax Return, amended Income Tax Return or claim for refund for Income Taxes, determining a liability for Income Taxes or a right to a refund of Income Taxes or in conducting any audit or other proceeding in respect of Income Taxes, in each case, with respect to Income Taxes of the Company for the Pre-Closing Tax Period.  Such cooperation and information shall include making available (during normal business hours) such knowledgeable employees of the Purchaser and the Company (and their respective Affiliates), and providing access (during normal business hours) to the books and records of the Company.

(d)           Controversies.

(i)            The Purchaser shall promptly notify the Sellers’ Representative in writing upon receipt by the Purchaser or any Affiliate of the Purchaser of any notice of any inquiries, claims, assessments, audits or similar events with respect to any Income Taxes of the Company for a Pre-Closing Tax Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”); provided that the failure to so notify the Sellers will not relieve the Sellers of their obligations hereunder, including their obligation to indemnify for any Income Taxes arising in connection with such Tax Matter, except to the extent that the Sellers are harmed by the failure to so notify.

(ii)           The provisions of Section 6.5(b) shall apply to any Tax Matter.

(e)           Tax Benefit of Certain Payments.  In the event that any amount which would (before application of this subsection (e)) be payable to the Sellers’ Representative pursuant to Section 5.16(a) is greater than the amount that would have been payable but for any deduction or other tax benefit attributable to payment of the Retention Bonuses, the amount due under Section 5.16(a) shall be reduced by an amount equal to 100% of such excess.  The Parties agree that the payment of the Retention Bonuses will be subject to the “next day rule” of Treas. Reg. Section 1.1502-76(b)(1)(ii)(B).

5.17        Confidentiality.

(a)           Each Seller, the Sellers’ Representative and, on and prior to the Closing Date, the Company, agrees to use its commercially reasonable efforts to maintain the confidentiality of all proprietary and other non-public information regarding the Company and its Subsidiaries, except as required to file Tax Returns and as required by law, or as may be reasonably necessary to conduct the business of the Company (with respect to the period prior to the Closing Date).  In the event of any breach of any provision of this Section 5.17(a), the Purchaser and, subsequent to the Closing Date, the Company, in addition and supplementary to other rights and remedies existing in their favor, may apply to any court of law or equity of competent jurisdiction to seek specific performance and/or injunctive or other relief (without the posting of bond or other security) in order to enforce or prevent any violations of the provisions hereof.

(b)           In the event that any Party reasonably believes after consultation with counsel that it is required by law to disclose any confidential information described in Section 5.17(a), the disclosing Party will (i) provide the Purchaser with notice as promptly as practicable in order that the Purchaser may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such confidential information and (ii) cooperate with the Purchaser (at the Purchaser’s sole cost and expense) in attempting to obtain such order or assurance.  The provisions of Section 5.17(a) shall not apply to any information, documents or materials which are shown to be in the public domain or come into the public domain, other than by reason of default by the applicable Party bound hereunder or its Affiliates.

(c)           Notwithstanding anything herein to the contrary, you and each other party to the transaction (and each affiliate and person acting on behalf of any such party) agree that each party (and each employee, representative, and other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws.  This authorization is not intended to permit disclosure of any other information including (without limitation) (i) any portion of any materials to the extent not related to the tax treatment or tax structure of the transaction, (ii) the identities of participants or potential participants in the transaction, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the transaction), or (v) any other term or detail not relevant to the tax treatment or the tax structure of the transaction.

5.18        Termination of Certain Agreements.  Effective as of the closing of business on the Closing Date, (i) the Company and Lawrence Kurzius hereby agree that the Severance Agreement, dated August 5, 1993, shall be terminated and shall have no further force and effect, and (ii) the Company and each of the Sellers hereby agree that the Registration Agreement, dated August 5, 1993, which is described in the Affiliate Transactions Schedule, shall be terminated and shall have no further force and effect.

SECTION 6.   SURVIVAL AND INDEMNIFICATION.

6.1          Survival of Representations and Warranties.  All of the representations and warranties contained in Sections 2, 3 and 4 above shall survive the Closing hereunder until February 28, 2005; provided that the representation and warranty set forth in Section 4.9 (Environmental Matters) shall survive for a period of three (3) years following the Closing and the representations and warranties set forth in Sections 2.1 (Organization, Corporate Power and Authorization), 3.1 (Organization, Corporate Power and Authorization), 3.3 (Capital Stock), 4.1 (Organization, Qualification and Corporate Power), 4.3 (Capitalization; Subsidiaries), 4.8 (Tax Matters) and 4.10 (Intellectual Property) shall survive the Closing hereunder for the applicable statute of limitations.

6.2          Indemnification Obligations of the Sellers.  Subject to the provisions of Section 6.4 below, the Sellers shall severally, and not jointly, indemnify and hold harmless the Purchaser and its Affiliates, stockholders, officers, directors, employees and agents (collectively, the “Purchaser Indemnitees”) from and after the Closing, in respect of any Loss which any Purchaser Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of, without duplication:

(a)           the breach by the Sellers (or the Company with respect to the period prior to the Closing Date) of any of the covenants made by the Sellers (or the Company with respect to the period prior to the Closing Date) in any of the Transaction Documents, and

(b)           the breach of any of the representations and warranties contained in Sections 3 and 4 of this Agreement (provided however, that the Sellers are given an Indemnification Claim Notice (as defined below) during the applicable survival period specified in Section 6.1 above);

(c)           the failure of any Seller to act in accordance with Section 1.6 (Appointment of Sellers’ Representative); and

(d)           any unpaid Income Taxes imposed on, relating to or asserted against the Company for any Pre-Closing Tax Period.

6.3          Indemnification Obligations of the Purchaser.  Subject to the provisions of Section 6.4 below, the Purchaser shall indemnify and hold harmless the Sellers and their respective Affiliates, stockholders, officers, managers, directors, employees and agents (collectively, the “Sellers Indemnitees”) from and after the Closing, in respect of any Loss which any Sellers Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of, without duplication:

(a)           the breach by the Purchaser (or the Company with respect to the period following to the Closing Date) of any of the covenants made by it (or the Company with respect to the period following to the Closing Date) in any of the Transaction Documents;

(b)           the breach of any of the representations and warranties of the Purchaser contained in Section 2 of this Agreement (provided, that the Purchaser is given an

Indemnification Claim Notice during the applicable survival period specified in Section 6.1 above); and

(c)           any claim arising in respect of the operation of the Business subsequent to the Closing (other than any claim arising from any indemnification obligations of the Sellers under Section 6.2).

6.4          Limitations on Indemnification.

(a)           No party shall be entitled to assert any claim for indemnification pursuant to Sections 6.2(b) (other than with respect to a breach of Section 3.4 and Section 4.18), or 6.3(b) unless and until the amount of the Losses sustained by such party with respect to any individual matter exceeds $20,000.  In addition, no party shall be obligated to indemnify another party with respect to any Losses pursuant to Sections 6.2(b) (other than with respect to a breach of Section 3.4 and Section 4.18), or 6.3(b)  as to which a party is otherwise entitled to assert any claim for indemnification unless and until the aggregate amount of the Losses attributable to the Purchaser Indemnitees or the Sellers Indemnitees, as the case may be, exceeds $1,800,000 (the “Basket Amount”); provided, however, that thereafter the Indemnifying Party (as defined below) shall indemnify the other for any amounts in excess of, and not including, the Basket Amount.  Notwithstanding anything in this Agreement to the contrary, (i) the maximum aggregate obligation of the Purchaser pursuant to Section 6.3(b) shall not exceed $18,000,000, exclusive of any amounts due under Section 1.5, and (ii) the maximum aggregate obligation of the Sellers pursuant to Section 6.2(b)) shall not exceed $18,000,000, exclusive of any amounts due under Section 1.5; provided that, with respect to any breach of Section 3.3 (Capital Stock) the maximum aggregate obligation of the Sellers (including all other indemnification obligations of the Sellers pursuant to Section 6.2(b) shall not exceed $180,000,000 exclusive of any amounts due under Section 1.5.  For the avoidance of doubt, no Party shall be entitled to recover for any Losses to the extent such Party recovered such Losses pursuant to Section 1.5.

(b)           In calculating the amount of Losses suffered or incurred by a party for which indemnification is sought hereunder there shall be deducted the amount of (i) any insurance paid to such party or otherwise inuring to the benefit of such party as a result of any such Loss, and (ii) any reduction in Taxes attributable to such Losses which directly inures to the permanent benefit of that party for any current tax year as a result of any such Loss.

(c)           No Purchaser Indemnitee shall be entitled to any indemnification hereunder for any breach of representations and warranties if the Sellers can establish that on or prior to the Closing Date (x) the Company had no Knowledge of the breach and (y) the Purchaser had Knowledge of such breach.

(d)           The foregoing indemnification provisions shall be the sole and exclusive remedy and procedure for all claims for breach of any representation or warranty, or agreement contained herein or in any of the Schedules or Exhibits attached hereto other than a suit for specific performance.

6.5          Indemnification Procedures.

(a)           Notice of Claim.  Any Person making a claim for indemnification pursuant to Section 6.2 or 6.3 above (an “Indemnified Party”) must give the Party (or, in the case of a Seller, the Sellers’ Representative) from whom indemnification is sought (as the case may be, an “Indemnifying Party”) written notice of such claim (an “Indemnification Claim Notice”) promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a “Proceeding”) against or involving the Indemnified Party by a Government Entity or other third party or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification (it being understood that any claim for indemnity pursuant to Sections 6.2(b) or 6.3(b) above must be made by notice given within the applicable survival period specified in Section 6.1 above, and upon the issuance of an Indemnification Claim Notice within such period, any representation or warranty relating to such Indemnification Claim Notice shall, notwithstanding Section 6.1, continue to survive with respect to such claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Section 6).  Such notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time).  The failure to promptly give any such notice shall not relieve the Indemnifying Party from any liability hereunder with respect to the subject matter of such claim except to the extent that the Indemnifying Party has actually been damaged by such failure.  In the event that the Purchaser and the Sellers’ Representative (with respect to the Indemnity Escrow Fund) or the Purchaser and the Sellers (following distribution of the Indemnity Escrow Fund) are unable to resolve any dispute with respect to a claim set forth in an Indemnification Claim Notice within thirty (30) days following delivery of the applicable Indemnification Claim Notice, the Indemnified Party shall have the right to seek judicial determination of such claim.

(b)           Control of Defense; Conditions.  The obligations of an Indemnifying Party under this Section 6 with respect to Losses arising from claims of any third party that are subject to the indemnification provided in Section 6.2 or 6.3 above shall be governed by and contingent upon the following additional terms and conditions:

(i)            At its option an Indemnifying Party shall be entitled to assume control of the defense of any claim and may appoint as lead counsel of such defense any legal counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party.

(ii)           If the Indemnifying Party has assumed control of the defense in accordance with the provisions of Section 6.5(b)(i), then the Indemnifying Party shall have the right to settle, compromise or defend such claim at the Indemnifying Party’s sole expense, provided that in conducting such defense, settlement and compromise: (a) the Indemnifying Party shall not consent to any lien, encumbrance or other adverse charge upon any asset or business of the Indemnified Party, (b) the Indemnifying Party shall cause its counsel to consult with the Indemnified Party and, if applicable, its counsel, and keep them fully advised of the progress of the defense, settlement and compromise, (c) such settlement shall involve monetary damages only and shall not in any way impose any conditions or restrictions on the Indemnified Party’s business, and (d) the Indemnifying Party shall promptly pay the full amount of any Losses resulting from such claim.  Notwithstanding the foregoing, Sellers’ Representative shall not agree to any settlement concerning Taxes for any taxable period ending on or before the Closing Date which may result in an increase in Taxes for any taxable period ending after the Closing Date without the prior written consent of Purchaser.

(iii)          Notwithstanding Section 6.5(b)(i) above, the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (A) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (B) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 6.5(b)(i), in which case the fees and expenses of the Indemnified Party’s counsel shall be paid by the Indemnifying Party.

(iv)          So long as the Indemnifying Party is contesting any such claim in good faith in accordance with the foregoing requirements, the Indemnified Party shall not pay or settle any such claim.  Notwithstanding the foregoing, the Indemnified Party may pay or settle any such claim at any time, provided that the Indemnified Party waives any right to indemnity therefore by the Indemnifying Party.

(c)           Manner of Payment.  Any indemnification obligations pursuant to Section 6 shall be paid within fifteen (15) days after the determination thereof whether such determination is made by:  (i) joint agreement between the Purchaser and the Sellers’ Representative (with respect to the Indemnity Escrow Fund); (ii) among the Purchaser and any applicable Sellers; or (iii) by judicial determination.  Subject to the limitations of Section 6.4(a), such Indemnifying Party shall reimburse the Indemnified Party for any and all costs or expenses of any nature or kind whatsoever (including but not limited to all attorneys’ fees) incurred in seeking to collect such Losses.  Any payment required under this Section 6 to be made to a Purchaser Indemnitee (together with interest thereon (if any) and all costs and expenses related thereto) shall be made first as a deduction from the Indemnity Escrow Fund and paid in accordance with the Indemnity Escrow Agreement.  Subject to the limitations of Section 6.4(a), to the extent any such payment to be made by the Sellers exceeds the amount of the Indemnity Escrow Fund, the Sellers or, in the case of any payment under this Section 6 to a Seller Indemnitee, the Purchaser, shall make such payment(s) in cash, by wire transfer of immediately available funds to an account designated by the Indemnified Party.

(d)           Instructions to Escrow Agent.  In the event of a determination that a payment is due to any Purchaser Indemnitee, the Purchaser and the Sellers’ Representative shall issue joint written instructions to the Escrow Agent to distribute a portion of the Indemnity Escrow Fund equal to such payment.

6.6          No Contribution.  In no event shall the Company be required to provide contribution for any obligation of the Sellers under Section 6.2.

SECTION 7.   CONDITIONS TO THE CLOSING.

7.1          Conditions of the Purchaser’s Obligation.  The Purchaser’s obligation to effect the Sale at the Closing is subject to the satisfaction as of the Closing of the following conditions precedent:

(a)           Representations and Warranties; Covenants.  Each representation and warranty set forth in Sections 3 and 4 above shall be true and correct in all material respects (except for those representations and warranties which are qualified as to materiality each of which shall be true and correct in all respects) at and as of the Closing as though then made and the Sellers and the Company shall have performed and observed in all material respects each covenant or other obligation (except for covenants or obligations qualified as to materiality, which shall have been performed or observed in all respects) required to be performed or observed by it pursuant to the Transaction Documents prior to the Closing.

(b)           Proceedings.  No action, suit or proceeding shall be pending or threatened before any judicial authority or Government Entity the result of which could prevent or prohibit the consummation of any transaction pursuant to the Transaction Documents or cause any such transaction to be rescinded following consummation, and no judgment, order, decree, stipulation, injunction or charge having any such effect shall exist.

(c)           Opinion of Counsel.  The Purchaser shall have received from Kirkland & Ellis, special counsel for the Sellers, an opinion addressed to the Purchaser and dated as of the Closing Date, substantially in the form of Exhibit D attached hereto.

(d)           Absence of Changes.  Since the date hereof, no fact, condition or event shall have occurred or be existing which has had a Material Adverse Effect.

(e)           HSR Act.  All approvals required under the HSR Act shall have been received.

(f)            Payoff of Company Debt and Release of Liens.  The Company shall have discharged all Company Debt as of the opening of business on the Closing Date and shall have obtained the release of all liens and encumbrances related thereto subject only to the payment to be made on the Closing Date.

(g)           Termination of Options.  All Company Options shall have been exercised or terminated.

(h)           Closing Documents.  The Company shall have delivered to the Purchaser the following documents:

(i)            releases by the Sellers of all claims against the Company and its Subsidiaries, in substantially the form attached as Exhibit E-2 hereto, executed by each of the Sellers and releases by the holders of Company Options of all claims against the Company and its Subsidiaries, in substantially the form attached as Exhibit E-3 hereto executed by each of the holders of Company Options (the “Releases”);

(ii)           evidence in form and substance reasonably satisfactory to the Purchaser of the satisfaction of the obligations set forth in Section 5.14 and Sections 7.1(f) and (g);

(iii)          the resignations of each of the directors and officers of the Company and its Subsidiaries;

(iv)          evidence in form and substance reasonably satisfactory to the Purchaser of all consents listed on the Consents Schedule;

(v)           a certificate of an officer of the Company, dated as of the Closing Date and signed by an executive officer of the Company, expressly certifying that the conditions set forth in Section 7.1(a) and 7.1(e) have been met;

(vi)          a copy of the resolutions duly adopted by the board of directors and the stockholders of the Company authorizing the execution, delivery and performance by the Company of each Transaction Document to which the Company is a party and the consummation of the Sale and all other transactions contemplated by the Transaction Documents, as in effect as of the Closing, certified by an officer of such member of the Company;

(vii)         certificates (each dated not more than ten (10) Business Days prior to the Closing), as to the good standing of each of the Company and its Subsidiaries in its jurisdiction of incorporation or formation, as applicable; and

(viii)        evidence reasonably satisfactory to the Purchaser that the Letter Agreement by and among the Company, Zatarain’s Partnership L.P. (the “Partnership”) and Solomon Smith Barney has been terminated with no surviving obligations to the Company or the Partnership.

Any condition set forth in this Section 7.1 may be waived by the Purchaser.

7.2          Conditions of the Sellers’ Obligation.  The Sellers’ obligation to effect the Sale at the Closing is subject to the satisfaction as of the Closing of the following conditions precedent:

(a)           Representations and Warranties; Covenants.  Each representation and warranty set forth in Section 2 above shall be true and correct in all material respects (except for those representations and warranties which are qualified as to materially, each of which shall be true and correct in all respects) at and as of the Closing as though then made, and the Purchaser shall have performed and observed in all material respects each covenant or other obligation (except for covenants or obligations qualified as to materiality, which shall have been performed or observed in all respects) required to be performed or observed by it pursuant to the Transaction Documents prior to the Closing.

(b)           Proceedings.  No action, suit or proceeding shall be pending or threatened before any judicial authority or Government Entity the result of which could prevent or prohibit the consummation of any transaction pursuant to the Transaction Documents, cause any such transaction to be rescinded following such consummation, or adversely affect the Purchaser’s performance of its obligations pursuant to the Transaction Documents, and no judgment, order, decree, stipulation, injunction or charge having any such effect shall exist.

(c)           Opinion of Counsel.  The Sellers shall have received from Piper Rudnick LLP, special counsel for the Purchaser, an opinion addressed to the Sellers and dated as of the Closing Date, substantially in the form of Exhibit F attached hereto.

(d)           HSR Act.  All approvals required under the HSR Act shall have been received.

(e)           Purchaser Closing Documents.  The Purchaser shall have delivered to the Sellers the following documents:

(i)            a certificate of an officer of the Purchaser, dated as of the Closing Date and signed by an executive officer of the Purchaser, expressly certifying that the condition in Section 7.2(a) has been met;

(ii)           a copy of the resolutions duly adopted by the board of directors of the Purchaser authorizing the Purchaser’s execution, delivery and performance of each Transaction Document to which the Purchaser is a party and the consummation of the Sale and all other transactions contemplated by the Transaction Documents, as in effect as of the Closing, certified by an officer of the Purchaser; and

(iii)          a certificate (dated not less than ten (10) Business Days prior to the Closing), of the State Department of Assessments and Taxation of the state of Maryland as to the good standing of the Purchaser in such state.

Any condition set forth in this Section 7.2 may be waived by the Sellers.

SECTION 8.   DEFINITIONS.  For the purposes of this Agreement, the following terms have the meanings set forth below:

“Accrued Liabilities” means the sum of the accruals items set forth on Schedule C attached hereto, in each case determined in a manner consistent with GAAP and the preparation of the audited consolidated balance sheet included within the Financial Statement for the fiscal year ended July 31, 2002.

An “Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such first Person within the meaning of the Securities Exchange Act.

“Affiliate Transactions Schedule” means the disclosure schedule referred to in Section 4.14.

“Assets Schedule” means the disclosure schedule referred to in Section 4.6.

“Business” means the business of the Company and its Subsidiaries, as conducted on the date of this Agreement.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Capitalization Schedule” means the disclosure schedule referred to in Section 4.3(a).

“Class A Common” means the Class A Common Stock of the Company, par value $.01 per share.

“Class B Common” means the Class B Common Stock of the Company, par value $.01 per share.

“Class C Common” means the Class C Common Stock of the Company, par value $.01 per share.

“Closing” and “Closing Date” have the respective meanings set forth in Section 1.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Debt” means (i) all obligations of the Company and its Subsidiaries for borrowed money evidenced by bonds, debentures, letters of credit or other similar instruments, (ii) all debts of others guaranteed by the Company or any of its Subsidiaries, and (iii) any interest, principal, prepayment penalty, fees or expenses in respect of those items listed in clauses (i) and (ii) of this defined term.

“Company Option”  has the meaning set forth in Section 4.3(a).

“Company Warrant”  has the meaning set forth in Section 4.3(a).

“Compliance Schedule” means the disclosure schedule referred to in Section 4.7.

“Confidentiality Agreement” means the Confidentiality Agreement regarding the confidentiality obligations of the Purchaser, executed by the Purchaser as of January 22, 2003, a copy of which is attached hereto as Exhibit G.

“Conflicts Schedule” means the disclosure schedule referred to in Section 3.2(c).

“Contracts Schedule” means the disclosure schedule referred to in Section 4.17.

“Consents Schedule” means the disclosure schedule referred to in Section 4.2.

“Development” means any change, fact, event, circumstance or condition that arises following the date of this Agreement or any fact, event, circumstance or condition that becomes known following the date of this Agreement of which the Company did not have Knowledge and could not have had Knowledge about following reasonable inquiry prior to the date of this Agreement.

“Developments Schedule” means the disclosure schedule referred to in Section 4.5.

“Disposal” has the meaning set forth in the Solid Waste Disposal Act.

“Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any multiemployer plan), (d) Employee Welfare Benefit Plan or (e) material plan, program, agreement or agreements providing fringe benefits or compensation.

“Employee Benefits Schedule” means the disclosure schedule referred to in Section 4.13.

“Employee Matters Schedule” means the disclosure schedule referred to in Section 5.11.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Sec. 3(2).

“Employee Schedule” means the disclosure schedule referred to in Section 4.16.

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Sec. 3(1).

“Environmental Laws” means all federal, state, and local statutes, regulations, ordinances and judicial or administrative orders and common law concerning the pollution or protection of the environment, including without limitation the Clean Air Act, the Clean Water Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Federal Insecticide, Fungicide and Rodenticide Act, the Occupational Safety and Health Act, and the Emergency Planning and Community Right-to-Know Act of 1986 (for the avoidance of doubt, any human health aspects of the foregoing laws shall be included in the definition of Environmental Laws).

“Environmental Matters Schedule” means the disclosure schedule referred to in Section 4.9.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Financial Statements Schedule” means the disclosure schedule referred to in Section 4.4.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Government Entity” means the United States of America or any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Hazardous Substance” means any material waste, pollutant, contaminant, hazardous or toxic substance, petroleum, petroleum-based or petroleum-derived substance or petroleum-contaminated material or waste or asbestos-containing material with respect to which liability or standards of conduct are imposed, or which are regulated, pursuant to any Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Income Tax” means any federal, state or local income or similar Tax, including any interest, penalty or addition thereto.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Intellectual Property” means all (i) patents and patent applications; (ii) registered and unregistered works subject to copyright law; (iii) advertising, promotional materials and product packaging; (iv) registered and unregistered trademarks, and service marks, trade names and trade dress and all goodwill associated with each of the foregoing; (v) domain name registrations; (vi) computer software, websites, databases and documentation relating thereto; and (vii) trade secrets, know-how, manufacturing and production processes, recipes, drawings, and designs.  Each of the foregoing categories include, without limitation, the items set forth on the Intellectual Property Schedule attached hereto.

“Intellectual Property Schedule” means the disclosure schedule referred to in Section 4.10.

“Knowledge” of the Company and its Subsidiaries means the actual knowledge of Lawrence Kurzius, Regina B. Templet, David Darragh, Dale Porter, Jim Pearse, and George Bigner.

“Knowledge” of the Purchaser means the actual knowledge of Mike Betty, Geoff Carpenter, Joe Conoscenti, Dan Dalina, Angel Ilagan, Steve Moore, Ken Mueller, Patt Murray, Gordon Stetz, Mike Thomas, Alan Wilson and Dan Wuang.

“Latest Balance Sheet” means the Company’s unaudited consolidated balance sheet as prepared by management year-to-date March 31, 2003.

“Legal Requirement” means any requirement arising under any action, law, treaty, rule or regulation, and any determination or direction of an arbitrator or Government Entity, including those arising under any Environmental Law.

“Liabilities” means any and all debts, liabilities, claims and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or indeterminable.

“Litigation Schedule” means the disclosure schedule referred to in Section 4.12.

“Loss” means, with respect to any Person, any liability, cost, damage, deficiency, fee (including attorneys’ fees and expenses) penalty, fine or other loss or expense, whether or not arising out of a third party claim, against or affecting such Person, other than consequential damages.

“Material Adverse Effect” means a material adverse effect on the Business, properties, assets, liabilities, results of operations, condition of the Company and its Subsidiaries, taken as a whole, but excluding (a) any general effect on the industry in which the Business is primarily engaged, (b) any financial or other effect arising from or relating to the announcement of the transactions contemplated by the Agreement, or (c) any effect arising from or relating to any action taken by Sellers or the Company at the Purchaser’s request.

“Net Working Capital” means, for purposes of Section 1.5 above, the excess of (x) the sum of (i) accounts receivable less reserve for bad debts and less reserve for credit memo, (ii) inventory, and (iii) prepaid expenses, and (iv) other current assets (excluding cash and cash equivalents), over (y) the sum of (i) accounts payable, (ii) Accrued Liabilities and (iii) other current liabilities, of the Company and its Subsidiaries as of the closing of business on the Closing Date determined in accordance with GAAP.  Notwithstanding the foregoing, in determining the items set forth above, (1) no amounts shall be taken into account relating to the exercise or termination of the Company Options, the payment of the Retention Bonuses (in each case, other than the employer portion of employment Taxes and withholding Taxes payable as a result thereof) or the payment of Company Debt and (2) no amounts related to Income Taxes shall be included.

“Outstanding Capital Stock” means the Preferred Stock, the Class A Common, the Class B Common, the Class C Common and the Company Warrants.

“Permitted Liens” means (i) liens for Taxes or assessments and similar charges, which either are (a) not delinquent or (b) being contested in good faith and by appropriate proceedings, and adequate reserves (as determined in accordance with GAAP, consistently applied) have been established on the Company’s or its Subsidiaries’ books with respect thereto, (ii) mechanics’, materialmen’s or contractors’ liens or encumbrances or any similar statutory lien or restriction for amounts not yet due and payable and for which the title company has affirmatively insured against collection, (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the real property which are not violated by the current use and operation of the real property, and (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the real property which do not materially impair the occupancy or use, value or marketability of the owned real property which they encumber for the purposes for which it is currently used in connection with the Business.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a Government Entity.

“Pre-Closing Tax Period” means any taxable year or other taxable period ending before or on and including the Closing Date.

“Preferred Stock” means the Series A 13% Cumulative Preferred Stock, par value $1.00 per share.

“Purchaser Material Adverse Effect” means a material adverse effect on the business, properties, liabilities, results of operations, and condition of the Purchaser, taken as a whole.

“Real Estate Schedule” means the disclosure schedule referred to in Section 4.11.

“Sale” has the meaning set forth in Section 1.3.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a limited liability company (with voting securities) a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company (without voting securities), partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

“Subsidiary Schedule” means the disclosure schedule referred to in Section 4.3(b).

“Target Net Working Capital” means $5,100,000.

“Tax” or “Taxes” shall mean any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), whether or not imposed on the Company or any Subsidiary, including, without limitation, taxes imposed on, or measured by, income, franchise, profits, or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer, and gains taxes, and customs duties.

“Tax Return” shall mean any returns, reports, information statements, and other documentation (including any additional or supporting material) filed or maintained, or required to be filed of maintained, in connection with the calculation, determination, assessment or collection of any Tax.

“Taxes Schedule” means the disclosure schedule referred to in Section 4.8.

“Transaction Documents” means this Agreement and all other agreements, instruments, certificates and other documents to be entered into or delivered by any party, pursuant to any of the foregoing.

SECTION 9.   MISCELLANEOUS.

9.1          Termination.  This Agreement may be terminated:

(a)           at any time prior to the Closing by mutual written agreement of the Purchaser and the Sellers,

(b)           by the Purchaser, at any time prior to the Closing in the event that any of the Sellers or the Company is in breach, of the representations, warranties or covenants made by any of the Sellers or the Company in this Agreement (provided, that such condition is not the result of any breach of any covenant, representation or warranty of the Purchaser set forth in any Transaction Document) and such breach renders the conditions set forth in Section 7.1 incapable of being satisfied; or

(c)           by the Sellers, at any time prior to the Closing in the event the Purchaser is in breach of the representations, warranties or covenants made by the Purchaser in this Agreement (provided, that such condition is not the result of any breach of any covenant, representation or warranty of the Sellers set forth in any Transaction Document) and such breach renders the conditions set forth in Section 7.2 incapable of being satisfied; or

(d)           by the Sellers and the Company, on the one hand, and the Purchaser, on the other hand, at any time after June 30, 2003, if the Closing shall not have occurred (unless the failure or delay resulted primarily from the Party initiating such termination.

Any termination of this Agreement pursuant to any of clauses 9.1(b) through (d) shall be effected by written notice from the Sellers’ Representative to the Purchaser (if the Sellers are the terminating party) or the Purchaser to the Sellers’ Representative (if the Purchaser is the terminating party).  Any termination of this Agreement pursuant to clause 9.1(b) or (c) shall not terminate the liability of any party for any breach or default of any covenant or other agreement set forth herein which exists at the time of such termination.

9.2          Remedies.  Except as provided in Section 6 above, no failure to exercise, and no delay in exercising, any right, remedy, power or privilege under this Agreement by any party shall operate as a waiver of such right, remedy, power or privilege, nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of such right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege.  Except as provided in Section 6 above, the rights, remedies, powers and privileges provided pursuant to this Agreement are cumulative and not exhaustive of any other rights, remedies, powers and privileges which may be provided by law.

9.3          Confidentiality.  The Purchaser agrees to maintain all nonpublic information regarding the Company (with respect to the period prior to the Closing Date) and the Sellers and their respective Affiliates confidential in a manner consistent with the obligations of the Purchaser pursuant to the Confidentiality Agreement.

9.4          Consent to Amendments.  This Agreement may be amended or modified, and any provisions of this Agreement may be waived, in each case upon the approval, in writing, executed by each of the Company, the Sellers’ Representative and the Purchaser.  No other course of dealing between or among any of the parties or any delay in exercising any rights pursuant to this Agreement shall operate as a waiver of any rights of any party.

9.5          Successors and Assigns.  Except as otherwise expressly provided in this Agreement, all covenants and agreements set forth in this Agreement by or on behalf of the parties shall bind and inure to the benefit of the respective successors and permitted assigns of the parties, whether so expressed or not, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the Purchaser (on the one hand), or the Sellers (on the other hand) without the prior written consent of the other party.  The Purchaser may (i) (at any time prior to the Closing) at its sole discretion, in whole or in part assign its rights pursuant to this Agreement, including the right to purchase the Zatarain Stock, to one or more of its direct or indirect wholly owned Affiliates, and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder).

9.6          Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict provision or rule (whether of the State of New York or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of New York to be applied.  In furtherance of the foregoing, the internal law of the State of New York shall control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

9.7          Notices.  All demands, notices, communications and reports provided for in this Agreement shall be in writing and shall be either sent by facsimile with confirmation to the number specified below or personally delivered or sent by reputable overnight courier service (delivery charges prepaid) to any party at the address specified below, or at such address, to the attention of such other Person, and with such other copy, as the recipient party has specified by prior written notice to the sending party pursuant to the provisions of this Section 9.7.

If to the Company:

Zatarain’s Brands, Inc.

82 First Street

Gretna, LA  70053

Telecopy:  (504) 362-2004

Attn:  Mr. Lawrence Kurzius

with copies, which shall not constitute notice to the Company, to:

Kirkland & Ellis

Citigroup Center

153 East 53rd Street

New York, NY 10022-4675

Telecopy:  (212) 446-4900

Attn:  Kimberly P. Taylor, Esq.

If to the Sellers’ Representative (which shall constitute notice to each Seller):

Citicorp Venture Capital, Ltd.

399 Park Avenue

New York, NY 10043

Telecopy:  (212) 888-2940

Attn:  Richard E.  Mayberry, Jr.

with copies, which shall not constitute notice to the Seller’s Representative, to:

Kirkland & Ellis

Citigroup Center

153 East 53rd Street

New York, NY 10022-4675

Telecopy:  (212) 446-4900

Attn:  Kimberly P. Taylor, Esq.

If to the Purchaser:

McCormick & Company, Incorporated

18 Loveton Circle

Sparks, Maryland 21131

Telecopy:  (410) 527-8228

Attn: Corporate Secretary

with copies, which shall not constitute notice to the Purchaser, to:

Piper Rudnick LLP

1200 Nineteenth Street, N.W.

Washington, DC  20036

Telecopy: (202) 223-2085

Attn: Theodore Segal, Esq.

Any such demand, notice, communication or report shall be deemed to have been given pursuant to this Agreement when delivered personally, when confirmed if by facsimile or on the business day after deposit with a reputable overnight courier service, as the case may be.

9.8          Schedules and Exhibits.  The Schedules and Exhibits to this Agreement constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein.  Any disclosure made in any Schedule to this Agreement which may be applicable to another Schedule to this Agreement shall be deemed to be made with respect to such other Schedule regardless of whether or not a specific cross reference is made thereto.

9.9          Counterparts.  The parties may execute this Agreement in two or more counterparts (no one of which need contain the signatures of all parties), each of which shall be an original and all of which together shall constitute one and the same instrument.

9.10        Time is of the Essence.  The Purchaser, the Company and the Sellers hereby expressly acknowledge and agree that time is of the essence for each and every provision of this Agreement.

9.11        No Third-Party Beneficiaries.  Except as otherwise expressly provided in this Agreement, no Person which is not a party shall have any right or obligation pursuant to this Agreement.

9.12        Headings.  The headings used in this Agreement are for the purpose of reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

9.13        Entire Agreement.  Except as otherwise provided in this Agreement, this Agreement and the Transaction Documents set forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, whether written or oral are superseded by this Agreement, and all prior understandings, and all related agreements and understandings are hereby terminated.

*     *     *     *     *

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first written above.

McCORMICK & COMPANY, INCORPORATED

/s/ W. Geoffrey Carpenter	By:	/s/ Robert J. Lawless
W. Geoffrey Carpenter		Name:	Robert J. Lawless
Assistant Secretary		Title:	Chairman, President and Chief Executive Officer

ZATARAIN’S BRANDS, INC.

	By:	/s/ Lawrence E. Kurzius
		Name:	Lawrence E. Kurzius
		Title:	President

SELLERS’ REPRESENTATIVE

	By:	/s/ Richard E. Mayberry, Jr.
		Name:	Richard E. Mayberry, Jr.
		Title:	Vice President Citigroup Venture Capital 399P/14th Fl./ZR4 (212) 559-2651

Stockholder Signature Pages

CITICORP VENTURE CAPITAL, LTD.

By:	/s/ Richard E. Mayberry, Jr.
	Name:	Richard E. Mayberry, Jr.
	Title:	Vice President
Citigroup Venture Capital
399P/14th Fl./ZR4
(212) 559-2651

CCT VI PARTNERSHIP, L.P.

By:	/s/ Anthony P. Mirra
	Name:	Anthony P. Mirra
	Title:	Secretary

63BR PARTNERSHIP

By:	/s/ James A. Urry
	Name:	James A. Urry
	Title:	Attorney-in-fact

Stockholder Signature Pages (continued)

WORLD EQUITY PARTNERS, L.P.

By:	/s/ Richard E. Mayberry, Jr.
	Name:	Richard E. Mayberry, Jr.
	Title:	Managing Director

Stockholder Signature Pages (continued)

DB SECURITIES, as Custodian for
RICHARD W. STRANGER SEP IRA

By:	/s/ Roseanne Weinel
	Name:	Roseanne Weinel
	Title:	DB IRA Dept. Associate

Signature Guaranteed
Medallion Guaranteed
Deutsche Bank Securities, Inc.

/s/
NYSE, Inc. Medallion Signature Program

Stockholder Signature Pages (continued)

INVESTMENT MANAGEMENT ADVISORS, INC.

By:	/s/ Robert W. Herrman
	Name:	Robert W. Herrman
	Title:	President

Stockholder Signature Pages (continued)

RICHARD CASHIN

/s/ Richard Cashin

COMMUNITY FUNDS, INC.

By:	/s/ Mary Greenebaum
	Name:	Mary Greenebaum
	Title:	Chief Investment Officer

MICHAEL DELANEY

/s/ Michael Delaney

RICHARD E. MAYBERRY, JR

/s/ Richard E. Mayberry, Jr.

DAVID F. THOMAS

/s/ David F. Thomas

JAMES URRY

/s/ James Urry

LAWRENCE E. KURZIUS

/s/ Lawrence E. Kurzius

KATHERINE SHERRILL

/s/ Katherine Sherrill

BRUCE BRUCKMANN

/s/ Bruce Bruckmann

HAROLD ROSSER

/s/ Harold O. Rosser